ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: www.nvsos.gov

Amendment to Certificate of Designation After Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

Incentra Solutions, Inc.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

Series A Preferred

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

Section 3 and Section 5(a) are amended to read in full as set forth on Exhibit A attached hereto and made a part hereof.

5. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X [signature]

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

EXHIBIT A

3. Dividends. (a) The holders of shares of Series A Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend on the Common Stock, at the applicable Dividend Rate (as defined below), payable when and as determined by the Board of Directors; provided, however, such dividend shall be payable in cash only upon a Liquidation Event (as defined in Section 4 below) or a redemption pursuant to Section 5 below and shall in all other events be payable in Common Stock of the Corporation at the Conversion Rate (as defined in Section 6 below). Such dividends shall be cumulative and shall accrue daily in arrears. For purposes of this Section 3(a), "Dividend Rate" shall mean:

(i)	Prior to August 18, 2008	0%
(ii)	August 19, 2008 through February 18, 2009	6% of the Original Issue Price per annum per share
(iii)	February 19, 2009 through December 31, 2009	12% of the Original Issue Price per annum per share

Provided, however, in the event any shares of Series A Preferred Stock are converted to Common Stock on or prior to February 18, 2009, the dividend accrued through the date of such conversion shall be automatically waived by the holder of the converted Series A Preferred Stock upon such conversion.

(b) Subject to Section 8 hereof, the Corporation may (when, as and if declared by the Board of Directors, but after payment of the dividends provided for in Section 3(a) above) declare and distribute dividends among the holders of Series A Preferred Stock and holders of Common Stock pro rata based on the number of shares of Common Stock held by each, determined on an as-if-converted basis (assuming full conversion of all such Series A Preferred Stock) as of the record date with respect to the declaration of such dividends; provided, that the holders of shares of Series A Preferred Stock shall be entitled to participate on such a pro rata basis in any dividends declared with respect to the Common Stock.

5(a) Optional Redemption; Redemption Date. At any time on or after January 1, 2010, the holder(s) of a Supermajority Interest may elect to have all (but not less than all) of the outstanding shares of Series A Preferred Stock redeemed. In such event, the Corporation shall redeem all (subject to Section 5(c) hereof) of the outstanding shares of Series A Preferred Stock, out of funds legally available therefor, for an amount equal to the aggregate Series A Redemption Price specified in Section 5(b) hereof. Any election by a Supermajority Interest pursuant to this Section 5(a) shall be made by written notice

to the Corporation and the other holders of Series A Preferred Stock at least fifteen (15) days prior to the elected redemption date (the "Series A Redemption Date"). Upon such election, all holders of Series A Preferred Stock shall be deemed to have elected to have their shares of Series A Preferred Stock redeemed pursuant to this Section 5(a) and such election shall bind all holders of Series A Preferred Stock. Notwithstanding anything to the contrary contained herein, each holder of shares of Series A Preferred Stock shall have the right to elect to give effect to the conversion rights contained in Section 6(a) hereof instead of giving effect to the provisions contained in this Section 5(a) with respect to redemption of the shares of Series A Preferred Stock held by such holder.